NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

August 5, 2025	Contact:	Steven F. Nicola
Chief Financial Officer and Treasurer
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2025 THIRD QUARTER

Fiscal 2025 Third Quarter Financial Highlights:
•GAAP Earnings per share of $0.49 vs. $0.06 a year ago
•Memorialization and Industrial Technologies report higher adjusted EBITDA
•Outstanding debt reduced by $120 million
•Company realizing benefits of cost reduction actions
•Strategic alternatives evaluation progressing well
•Company maintains outlook for fiscal 2025
•Webcast: Wednesday, August 6, 2025, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, August 5, 2025 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its third quarter of fiscal 2025.

In discussing the results for the Company’s fiscal 2025 third quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We were pleased with our operating results for the fiscal 2025 third quarter. The Company reported earnings per share on a GAAP basis of $0.49 per share for the current quarter compared to $0.06 a year ago. We realized a gain on the divestiture of the SGK business. Additionally, the Memorialization and Industrial Technologies segments each reported higher adjusted EBITDA compared to a year ago while we continued to lower our corporate and other non-operating costs. Non-GAAP adjusted earnings per share was $0.28 for the current quarter.

“We are realizing the benefits of the cost reduction actions that we initiated last year. These initiatives were a key contributor to our year-over-year improvement in the Industrial Technologies segment, particularly in our engineering business which continues to be challenged by the impact of the meritless litigation with Tesla. These initiatives were also a key driver to the reduction in corporate and non-operating costs. Year-to-date, we have reduced corporate and other non-operating costs by 11.4%, or $4.9 million, compared to a year ago, and expect further reductions into next fiscal year as a result of the SGK divestiture.

“Sales for the Memorialization segment for the fiscal 2025 third quarter were higher than a year ago primarily reflecting the recent acquisition of The Dodge Company. We expect this acquisition to be nicely accretive to earnings as we leverage the benefits of our Memorialization commercial platform and we have already begun to realize synergies from integration. Sales volumes for caskets and cemetery memorials were modestly lower for the quarter primarily reflecting lower U.S. casketed deaths and the

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
prior year sales benefit of granite backlog reductions. However, the earnings impact of these declines were offset by inflationary price realization and benefits from the segment’s ongoing productivity initiatives, which were significant factors in the segment’s improved operating margins.

“The Industrial Technologies segment reported a modest decline in sales for the fiscal 2025 third quarter. The decrease mainly resulted from lower engineering sales primarily reflecting the unfavorable consequences of the ongoing Tesla dispute, which impacted customer order rates and willingness to do business with us. However, since the favorable ruling in February 2025, outstanding quotes are now over $150 million and continuing to grow. The quotes are beginning to convert to orders at a modest level and expected to further increase by the end of this calendar year. Sales for the segment’s warehouse automation business were higher for the current quarter as order rates and backlog continued to improve, reflecting the ongoing recovery in this market.

“During the fiscal 2025 third quarter, we reduced consolidated outstanding debt by $120 million. The reduction primarily reflected the proceeds from the SGK divestiture, offset partly by the acquisition of The Dodge Company, settlement of currency hedges in connection with SGK-related assets, and SGK transaction-related costs. Based on our current operating cash flow projections and the potential sale of our European packaging business, we expect further debt reduction in the fiscal 2025 fourth quarter.

“Regarding the integration of the SGK business with SGS, the new company, Propelis Group (“Propelis”), has indicated solid operating results since the May 1, 2025 closing date and has recently increased its projected cost synergy estimates to approximately $60 million.

“Our strategic alternatives evaluation is progressing well. The Board, with the support of J.P. Morgan, has identified several alternatives for further evaluation and consideration toward improving shareholder value and better alignment with the underlying value of the organization. We expect to complete this evaluation over the next several months and will provide an update to our shareholders at that time.

“Lastly, based on our results through June 30, 2025 and our fourth quarter projections, we are maintaining our previous earnings guidance of adjusted EBITDA of at least $190 million (which includes our estimated 40% share of Propelis adjusted EBITDA from May 1, 2025 through September 30, 2025) for fiscal 2025.”

Third Quarter Fiscal 2025 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2025	Q3 FY2024	Change	% Change
Sales	$349.4	$427.8	$(78.4)	(18.3)%
Net income attributable to Matthews	$15.4	$1.8	$13.6	NM
Diluted earnings per share	$0.49	$0.06	$0.43	NM
Non-GAAP adjusted net income	$9.2	$17.3	$(8.1)	(46.9)%
Non-GAAP adjusted EPS	$0.28	$0.56	$(0.28)	(50.0)%
Adjusted EBITDA	$44.6	$44.7	$(0.2)	(0.4)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the quarter ended June 30, 2025 were $349.4 million, compared to $427.8 million for the same quarter a year ago. The decrease primarily reflected the divestiture of SGK on May 1, 2025. The consolidated sales impact of the SGK divestiture was $80.2 million for the current quarter. Sales for the Industrial Technologies segment were lower for the quarter, offset partially by higher sales for the Memorialization segment. SGK also reported sales growth for the current quarter prior to its divestiture.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
Net income attributable to the Company for the quarter ended June 30, 2025 was $15.4 million, or $0.49 per share, compared to $1.8 million, or $0.06 per share in the prior year. The gain on the divestiture of SGK (net of transaction-related costs) was the most significant factor in the increase. On a non-GAAP adjusted basis, earnings for the fiscal 2025 third quarter were $0.28 per share, compared to $0.56 per share a year ago. These results do not reflect our 40% interest in the results of Propelis (see "Divestiture of the SGK Business" below). Although adjusted EBITDA was relatively consistent with the same quarter a year ago, interest expense increased primarily reflecting the higher rate on the new bonds compared to the previous bonds. Also, the third quarter last year benefited from significant discrete tax benefits which did not repeat in the current quarter.

Divestiture of the SGK Business

On May 1, 2025, the Company contributed the SGK business to a newly-formed entity, Propelis, in exchange for 40% of the common equity of Propelis, a $50 million preferred equity investment in Propelis, and cash proceeds of $250 million ($228 million net of divested cash).

The consolidated financial information presented in this release reflects the financial results of the SGK business through the closing date. Please note that, as a result of the integration process of Propelis and transition to its stand-alone reporting systems, our 40% portion of the financial results of Propelis will be reported on a one-quarter lag. As a result, the consolidated financial information presented in this release does not include our 40% interest in the financial results of Propelis for May and June 2025.

Based on preliminary financial projections provided by Propelis, their current estimate of adjusted EBITDA for May and June 2025 was $16.8 million. Please note that these projections are unaudited and subject to review and, as a result, may change. Our 40% portion of this amount would be $6.7 million. Accordingly, with the addition of our 40% interest in Propelis, the Company’s consolidated adjusted EBITDA for the fiscal 2025 third quarter would be $51.3 million, compared to $44.7 million a year ago, representing an increase of 14.6%.

Fiscal 2025 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2025	YTD FY2024	Change	% Change
Sales	$1,178.8	$1,349.0	$(170.2)	(12.6)%
Net income attributable to Matthews	$3.0	$8.5	$(5.5)	(64.7)%
Diluted earnings per share	$0.10	$0.27	$(0.17)	(63.0)%
Non-GAAP adjusted net income	$24.0	$50.5	$(26.5)	(52.5)%
Non-GAAP adjusted EPS	$0.76	$1.62	$(0.86)	(53.1)%
Adjusted EBITDA	$136.0	$147.0	$(11.0)	(7.5)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the nine months ended June 30, 2025 were $1.18 billion, compared to $1.35 billion a year ago, representing a decrease of $170.2 million, or 12.6%. The decrease primarily reflected the divestiture of SGK on May 1, 2025 and lower sales for the Industrial Technologies segment. Memorialization segment sales were also lower for the year, which was offset partially by higher sales for SGK pre-divestiture. The consolidated sales impact of the SGK divestiture was $80.2 million for the current year.

Net income attributable to the Company for the nine months ended June 30, 2025 was $3.0 million, or $0.10 per share, compared to $8.5 million, or $0.27 per share in the prior year. On a non-GAAP adjusted basis, earnings for the nine months ended June 30, 2025 were $0.76 per share, compared to $1.62 per share a year ago. Adjusted EBITDA for the first nine months of fiscal 2025 was $136.0 million, compared to $147.0 million a year ago.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
Webcast

The Company will host a conference call and webcast on Wednesday, August 6, 2025 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis offers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. The Company has over 5,400 employees in 19 countries on four continents that are committed to delivering the highest quality products and services.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include our ability to achieve the anticipated benefits of the joint venture transaction that recently closed, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, including changes in costs due to adjustments to tariffs, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the Company's plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company's plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Sales	$349,377	$427,833	(18.3)%	$1,178,848	$1,349,042	(12.6)%
Cost of sales	(227,421)	(295,996)	(23.2)%	(787,088)	(936,670)	(16.0)%
Gross profit	121,956	131,837	(7.5)%	391,760	412,372	(5.0)%
Gross margin	34.9%	30.8%		33.2%	30.6%

Selling and administrative expenses	(100,394)	(116,098)	(13.5)%	(345,688)	(347,124)	(0.4)%
Amortization of intangible assets	(3,474)	(9,037)	(61.6)%	(16,362)	(27,791)	(41.1)%
Gain on sale of SGK Business	57,103	—	NM	57,103	—	NM
Operating profit	75,191	6,702	NM	86,813	37,457	131.8%
Operating margin	21.5%	1.6%		7.4%	2.8%

Interest and other deductions, net	(16,327)	(13,754)	18.7%	(45,423)	(39,633)	14.6%
Income (loss) before income taxes	58,864	(7,052)	NM	41,390	(2,176)	NM
Income taxes	(43,477)	8,829	NM	(38,391)	10,677	NM
Net income	15,387	1,777	NM	2,999	8,501	(64.7)%
Non-controlling interests	—	—	—%	—	—	—%
Net income attributable to Matthews	$15,387	$1,777	NM	$2,999	$8,501	(64.7)%

Earnings per share -- diluted	$0.49	$0.06	NM	$0.10	$0.27	(63.0)%

Earnings per share -- non-GAAP (1)	$0.28	$0.56	(50.0)%	$0.76	$1.62	(53.1)%

Dividends declared per share	$0.25	$0.24	4.2%	$0.75	$0.72	4.2%

Diluted Shares	31,425	31,228		31,408	31,223
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Sales:
Memorialization	$203,728	$202,664	$599,834	$632,891
Industrial Technologies	87,901	91,731	249,269	319,241
Brand Solutions	57,748	133,438	329,745	396,910
	$349,377	$427,833	$1,178,848	$1,349,042

Adjusted EBITDA:
Memorialization	$42,801	$38,737	$124,451	$122,051
Industrial Technologies	9,047	4,196	16,921	23,846
Brand Solutions	5,004	16,054	32,892	44,317
Corporate and Non-Operating	(12,302)	(14,241)	(38,277)	(43,186)
Total Adjusted EBITDA (1)	$44,550	$44,746	$135,987	$147,028

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2025	September 30, 2024
ASSETS
Cash and cash equivalents	$20,383	$40,816
Accounts receivable, net	158,891	205,984
Inventories, net	210,539	237,888
Other current assets	126,466	147,855
Total current assets	516,279	632,543
Property, plant and equipment, net	230,665	279,499
Goodwill	516,050	697,123
Other intangible assets, net	83,840	126,026
Other long-term assets	359,131	99,699
Total assets	$1,705,965	$1,834,890

LIABILITIES
Long-term debt, current maturities	$6,379	$6,853
Other current liabilities	304,371	427,922
Total current liabilities	310,750	434,775
Long-term debt	696,120	769,614
Other long-term liabilities	185,263	193,295
Total liabilities	1,192,133	1,397,684

SHAREHOLDERS' EQUITY
Total shareholders' equity	513,832	437,206
Total liabilities and shareholders' equity	$1,705,965	$1,834,890

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$2,999	$8,501
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	56,571	70,441
Gain on sale of SGK Business	(57,103)	—
Changes in working capital items	(50,559)	(29,154)
Other operating activities	14,211	(6,452)
Net cash (used in) provided by operating activities	(33,881)	43,336

Cash flows from investing activities:
Capital expenditures	(26,390)	(33,180)
Acquisitions, net of cash acquired	(57,842)	(5,825)
Proceeds from sale of SGK Business	228,004	—
Other investing activities	9,477	374
Net cash provided by (used in) investing activities	153,249	(38,631)

Cash flows from financing activities:
Net proceeds from long-term debt	(70,292)	27,780
Purchases of treasury stock	(12,122)	(20,525)
Dividends	(24,740)	(24,063)
Other financing activities	(32,286)	12,712
Net cash used in financing activities	(139,440)	(4,096)

Effect of exchange rate changes on cash	(361)	35

Net change in cash and cash equivalents	$(20,433)	$644

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP system integration costs, strategic initiative and other charges (which includes non-recurring charges related to certain commercial and operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net income	$15,387	$1,777	$2,999	$8,501
Income tax provision (benefit)	43,477	(8,829)	38,391	(10,677)
Income (loss) before income taxes	$58,864	$(7,052)	$41,390	$(2,176)
Interest expense, including RPA and factoring financing fees (1)	16,804	14,005	50,668	40,539
Depreciation and amortization *	15,836	23,657	56,571	70,441
Acquisition and divestiture related items (2)**	(9,473)	2,266	6,877	5,565
Strategic initiatives and other items (3)**†	10,315	6,246	16,303	17,128
Gain on sale of SGK Business	(57,103)	—	(57,103)	—
Highly inflationary accounting losses (primarily non-cash) (4)	325	185	1,036	895
Stock-based compensation	8,841	5,331	19,838	14,309
Non-service pension and postretirement expense (5)	141	108	407	327
Total Adjusted EBITDA	$44,550	$44,746	$135,987	$147,028
Adjusted EBITDA margin	12.8%	10.5%	11.5%	10.9%

(1) Includes fees for receivables sold under the RPA and factoring arrangements totaling $974 and $1,225 for the three months ended June 30, 2025 and 2024, respectively, and $3,291 and $3,638 for the nine months ended June 30, 2025 and 2024, respectively.

(2) Includes certain non-recurring items associated with recent acquisition and divestiture activities and also includes a loss of $2,072 for the three and nine months ended June 30, 2025 related to the divestiture of a business in the Industrial Technologies segment. The fiscal 2025 third quarter amount reflects a reclassification of transaction costs totaling $9,738, which have been presented as a component of gain on sale of SGK Business.

(3) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, Inc. ("Tesla"), which totaled $5,795 and $3,166 for the three months ended June 30, 2025 and 2024, respectively, and $14,419 and $8,138 for the nine months ended June 30, 2025 and 2024, respectively. Fiscal 2025 includes costs related to the Company's 2025 contested proxy which totaled $207 for the three months ended June 30, 2025 and $5,109 for the nine months ended June 30, 2025. Fiscal 2025 includes net gains on the sales of certain significant property and other assets of $8,655 for the nine months ended June 30, 2025. Fiscal 2025 also includes loss recoveries totaling $538 for the three months ended June 30, 2025 and $1,708 for the nine months ended June 30, 2025 which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(4) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $7,394 and $7,073 for the Memorialization segment, $5,489 and $5,796 for the Industrial Technologies segment, $2,357 and $9,702 for the Brand Solutions segment, and $596 and $1,086 for Corporate and Non-Operating, for the three months ended June 30, 2025 and 2024, respectively. Depreciation and amortization was $21,766 and $20,400 for the Memorialization segment, $16,807 and $17,744 for the Industrial Technologies segment, $15,935 and $28,943 for the Brand Solutions segment, and $2,063 and $3,354 for Corporate and Non-Operating, for the nine months ended June 30, 2025 and 2024, respectively.
** Acquisition and divestiture costs, ERP system integration costs, and strategic initiatives and other charges were $552 and $1,108 for the Memorialization segment, $9,079 and $4,490 for the Industrial Technologies segment, $1,692 and $1,473 for the Brand Solutions segment, and income of $10,481 and costs of $1,441 for Corporate and Non-Operating, for the three months ended June 30, 2025 and 2024, respectively. Acquisition costs, ERP system integration costs, and strategic initiatives and other charges were $4,265 and $2,204 for the Memorialization segment, $15,462 and $14,288 for the Industrial Technologies segment, $2,822 and $2,694 for the Brand Solutions segment, and $631 and $3,507 for Corporate and Non-Operating, for the nine months ended June 30, 2025 and 2024, respectively.
† Strategic initiatives and other items includes charges for exit and disposal activities (including severance and other employee termination benefits) totaling expenses of $2,438 and $1,079 for the three months ended June 30, 2025 and 2024, respectively, and expenses of $1,133 and $3,862 for the nine months ended June 30, 2025 and 2024, respectively.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2025		2024		2025		2024
		per share		per share		per share		per share
Net income attributable to Matthews	$15,387	$0.49	$1,777	$0.06	$2,999	$0.10	$8,501	$0.27
Acquisition and divestiture costs (1)	(6,901)	(0.22)	1,626	0.05	5,807	0.19	4,036	0.13
Strategic initiatives and other charges (2)	10,615	0.33	6,715	0.22	14,516	0.45	15,812	0.51
Gain on sale of SGK Business	(14,155)	(0.45)	—	—	(14,155)	(0.45)	—	—
Highly inflationary accounting losses (primarily non-cash) (3)	325	0.01	185	0.01	1,036	0.03	895	0.03
Non-service pension and postretirement expense (4)	106	—	82	—	305	0.01	246	0.01
Amortization	2,605	0.08	6,777	0.22	12,271	0.39	20,843	0.67
Tax-related (5)	1,207	0.04	136	—	1,207	0.04	136	—
Adjusted net income	$9,189	$0.28	$17,298	$0.56	$23,986	$0.76	$50,469	$1.62

Note: The after-tax gain on sale of the SGK Business reflects the estimated discrete tax impacts of the divestiture transaction. Other adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 18.2% and 23.7% for the three and nine months ended June 30, 2025, respectively, and 13.0% and 18.8% for the three and nine months ended June 30, 2024, respectively.
(1) Includes certain non-recurring items associated with recent acquisition and divestiture activities and also includes a loss of $2,072 for the three and nine months ended June 30, 2025 related to the divestiture of a business in the Industrial Technologies segment. The fiscal 2025 third quarter amount reflects a reclassification of transaction costs totaling $9,738, which have been presented as a component of gain on sale of SGK Business.

(2) Includes certain non-recurring costs associated with commercial, operational and cost-reduction initiatives, and costs associated with global ERP system integration efforts. Also includes legal costs related to an ongoing dispute with Tesla, Inc. ("Tesla"), which totaled $5,795 and $3,166 for the three months ended June 30, 2025 and 2024, respectively, and $14,419 and $8,138 for the nine months ended June 30, 2025 and 2024, respectively. Fiscal 2025 includes costs related to the Company's 2025 contested proxy which totaled $207 for the three months ended June 30, 2025 and $5,109 for the nine months ended June 30, 2025. Fiscal 2025 includes net gains on the sales of certain significant property and other assets of $8,655 for the nine months ended June 30, 2025. Fiscal 2025 also includes loss recoveries totaling $538 for the three months ended June 30, 2025 and $1,708 for the nine months ended June 30, 2025 which were related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(3) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(4) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(5) Represents tax-related items incurred in connection with assets the Company previously wrote off in Russia.

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the quarter ended June 30, 2025	$203,728	$87,901	$57,748	$—	$349,377
Changes in foreign exchange translation rates	(222)	(2,944)	(1,405)	—	(4,571)
Constant currency sales for the quarter ended June 30, 2025	$203,506	$84,957	$56,343	$—	$344,806

Reported sales for the nine months ended June 30, 2025	$599,834	$249,269	$329,745	$—	$1,178,848
Changes in foreign exchange translation rates	285	(1,029)	1,839	—	1,095
Constant currency sales for the nine months ended June 30, 2025	$600,119	$248,240	$331,584	$—	$1,179,943

Reported adjusted EBITDA for the quarter ended June 30, 2025	$42,801	$9,047	$5,004	$(12,302)	$44,550
Changes in foreign exchange translation rates	4	(150)	(384)	81	(449)
Constant currency adjusted EBITDA for the quarter ended June 30, 2025	$42,805	$8,897	$4,620	$(12,221)	$44,101

Reported adjusted EBITDA for the nine months ended June 30, 2025	$124,451	$16,921	$32,892	$(38,277)	$135,987
Changes in foreign exchange translation rates	81	(80)	—	27	28
Constant currency adjusted EBITDA for the nine months ended June 30, 2025	$124,532	$16,841	$32,892	$(38,250)	$136,015

Matthews International Reports Results for Fiscal 2025 Third Quarter

August 5, 2025
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Long-term debt, current maturities	$6,379	$6,357	$7,260	$6,853
Long-term debt	696,120	815,823	801,951	769,614
Total debt	702,499	822,180	809,211	776,467

Less: Cash and cash equivalents	(20,383)	(40,246)	(33,513)	(40,816)

Net Debt	$682,116	$781,934	$775,698	$735,651

Adjusted EBITDA (trailing 12 months)	$194,116	$194,312	$199,698	$205,157

Net Debt Leverage Ratio	3.5	4.0	3.9	3.6

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